Item 77E
LEGAL PROCEEDINGS
Since February 2004,
 Federated and related entities
 (collectively, "Federated")
 have been named as
defendants in several lawsuits
that are now pending in the
United States District Court for the
Western
District of Pennsylvania. These
lawsuits have been consolidated into
a single action alleging excessive
advisory fees involving one of the
Federated-sponsored mutual funds ("Funds").
       Federated and its counsel have
 been defending this litigation.
Additional lawsuits based upon
similar allegations may be filed in
 the future. The potential impact of
these lawsuits, all of which seek
monetary damages, attorneys' fees
and expenses, and future potential
similar suits is uncertain. Although
we do not believe that these lawsuits
 will have a material adverse effect
on the Funds, there can be no
assurance that these suits, ongoing
 adverse publicity and/or other
developments resulting from the
allegations in these matters will
not result in increased redemptions,
 or reduced sales, of shares of the
Funds or other adverse consequences
for the Funds.



Current as of:  8/18/94